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                                                                  EXHIBIT (k)(3)

As of June 4, 2007

To Eaton Vance Risk-Managed Diversified Equity Income Fund

With Reference to the Investment Advisory Agreement entered into by Eaton Vance Management ("Eaton Vance") with Eaton Vance Risk-Managed Diversified Equity Income Fund (the "Fund") we hereby notify you of the following:

     In connection with the organization and initial offering of the common shares of the Fund, Eaton Vance hereby agrees to (i) reimburse all organizational costs of the Fund and (ii) pay all offering costs of such offering of the Fund (other than sales load) that exceeds $0.04 per share.

The instrument is executed under seal and shall be governed by Massachusetts
Law.

                                        Very truly yours,

                                        EATON VANCE MANAGEMENT


                                        By: /s/ Thomas E. Faust Jr.
                                            ------------------------------------
                                        Name: Thomas E. Faust Jr.
                                        Title: President, and not Individually


ACCEPTED AND AGREED TO
ON BEHALF OF THE FUND


By: /s/ Barbara E. Campbell
    ---------------------------------
Name: Barbara E. Campbell
Title: Treasurer, and not Individually